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                                                                   EXHIBIT 4.3
                               EXCHANGE AGREEMENT


        THIS EXCHANGE AGREEMENT (this "AGREEMENT") is made and entered into as of September 17th, 1998 (the "AGREEMENT DATE") by and among INTERNATIONAL MICROCOMPUTER SOFTWARE, INC., a California corporation ("IMSI"), and ZEDCOR, INC. an Arizona corporation ("Zedcor") and the persons who execute this Agreement as Shareholders of Zedcor (each individually a "ZEDCOR SHAREHOLDER" and collectively the "ZEDCOR SHAREHOLDERS").

                                    RECITALS

        A. The parties intend that, subject to the terms and conditions of this Agreement, IMSI will acquire 100% of the outstanding share capital of Zedcor from the Zedcor Shareholders pursuant to the terms and conditions set forth herein in exchange for cash and shares of IMSI Common Stock.

        B. Upon the effectiveness of the Exchange (as defined below), all the outstanding shares of Zedcor will be transferred to IMSI in exchange for cash and shares of IMSI Common Stock.

        C. The representations and warranties of Zedcor and the Zedcor Shareholders herein are a material inducement to IMSI to enter into this Agreement.

        D. To the extent possible, the parties intend that the Exchange qualify as a reorganization under Section 368 of the U.S. Internal Revenue Code of 1986, as amended (the "CODE").

                                    AGREEMENT

        NOW, THEREFORE, the parties hereby agree as follows:

        1. CERTAIN DEFINITIONS. As used in this Agreement, the following terms will have the meanings set forth below:

                1.1 "IMSI ANCILLARY AGREEMENTS" means, collectively, each agreement, certificate or document (other than this Agreement) which IMSI is to enter into as a party thereto, or is to otherwise execute and deliver, pursuant to or in connection with this Agreement.

                1.2 "IMSI AVERAGE PRICE PER SHARE" means six dollars and forty seven cents ($6.47.)

                1.3 "IMSI COMMON STOCK" means the Common Stock, of IMSI.

                1.4 "IMSI NOTE" shall mean the promissory note of IMSI representing the balance of the purchase price described in Section 2.1(d) below, and as attached hereto as Exhibit B.


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                1.4 "ZEDCOR ANCILLARY AGREEMENTS" means, collectively, each agreement, certificate or document (other than this Agreement) which Zedcor is to enter into as a party thereto, or is to otherwise execute and deliver, pursuant to or in connection with this Agreement.

                1.5 "ZEDCOR CERTIFICATES" means the share certificates representing the entire Zedcor Shareholders' shares of Zedcor Stock.

                1.6 "ZEDCOR STOCK" means the common stock of Zedcor, one cent ($0.01) par value per share, comprising the authorized capital of Zedcor, as constituted immediately prior to the Closing.

                1.7 "ZEDCOR DERIVATIVE SECURITIES" means, collectively: (a) any warrant, right or other security that entitles the holder thereof to purchase or otherwise acquire any shares of the capital stock of Zedcor (collectively, "ZEDCOR STOCK RIGHTS"); (b) any note, evidence of indebtedness, stock or other security of Zedcor that is convertible into or exchangeable for any shares of the capital stock of Zedcor or any Zedcor Stock Rights ("ZEDCOR CONVERTIBLE SECURITY"); and (c) any warrant, option, right, note, evidence of indebtedness, stock or other security that entitles the holder thereof to purchase or otherwise acquire any Zedcor Stock Rights or any Zedcor Convertible Security; provided, however, that the term "Zedcor Derivative Securities" does not include any Zedcor Options (as defined below).

                1.8 "ZEDCOR FULLY DILUTED NUMBER" means that number that is equal to the sum of: (a) the total number of shares of Zedcor Stock that are issued and outstanding immediately prior to the Closing; plus (b) the total number of shares of Zedcor Stock that are issuable by Zedcor upon the exercise of all Zedcor Options that are issued and outstanding immediately prior to the Closing; plus (c) the total number of shares of Zedcor Stock that, immediately prior to the Closing, are directly or indirectly ultimately issuable by Zedcor upon the exercise, conversion or exchange of all Zedcor Derivative Securities (if any) that are issued and outstanding immediately prior to the Closing.

                1.9 "ZEDCOR OPTIONEES" means those individuals with outstanding options to purchase shares of Zedcor Stock.

                1.10 "ZEDCOR OPTIONS" means those options to purchase shares of Zedcor Stock granted by Zedcor to the Zedcor Optionees.

                1.11 "ZEDCOR SHAREHOLDERS" means those persons who, immediately prior to the Closing, hold the shares of Zedcor Stock that are outstanding immediately prior to the Closing, who will consist solely of those persons and entities listed on EXHIBIT A hereto.

                1.12 "CLOSING" is defined in Section 7.1.

                1.13 "CLOSING DATE" is defined in Section 7.1.

                1.14 "EXCHANGE" means, collectively, the exchange of all of the outstanding Zedcor Stock for cash and the Exchange Shares.



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                1.15 "EXCHANGE NUMBER" means the quotient obtained by dividing
(i) the Transaction Shares (as defined below) by (ii) the Zedcor Fully Diluted Number.

                1.16 "EXCHANGE SHARES" means the total number of shares of IMSI Common Stock, as presently constituted, that will be issued under this Agreement in exchange for all of the shares of Zedcor Stock that are issued and outstanding immediately prior to the Closing and is equal to the product obtained by multiplying (i) the total number of shares of Zedcor Stock that are issued and outstanding immediately prior to the Closing by (ii) the Exchange Number.

                1.17 "MAJORITY ZEDCOR SHAREHOLDERS" means Michael Gariepy and Peter Gariepy.

                1.18 "SHAREHOLDER ANCILLARY AGREEMENTS" means (if applicable), collectively the Investment Representation Letter, the Stock Power, Form W-8 and each other agreement, certificate or document (other than this Agreement) to which a Zedcor Shareholder is to enter into as a party thereto, or is to otherwise execute and deliver pursuant to or in connection with this Agreement.

                1.19 "TRANSACTION SHARES" means 150,000 shares of IMSI Common Stock.

                1.20 "PURCHASE PRICE" means $3.5 US million dollars to be fulfilled by the Transaction Shares and cash.

                1.21 "PURCHASE PRICE BALANCE" means the difference between the Purchase Price and the amount paid by IMSI to Zedcor on the Closing Date, using the calculations contained herein. The Purchase Price Balance shall be due upon the sooner of the following; (a) thirty six (36) months from the Closing Date,
(b) any increase in the capital of IMSI via a new stock offering in excess of twenty percent (20%) of the then outstanding shares of common stock (a secondary offering), (c) the sale of all or substantially all of the assets of IMSI, or
(d) the merger of IMSI with any other entity in which IMSI is not the surviving corporation, i.e., the shareholders of IMSI, immediately before the transaction, hold less than fifty percent (50%) of the acquiring company immediately after the transaction.

        Other capitalized terms defined elsewhere in this Agreement and not defined in this Section 1 shall have the meanings assigned to such terms in this Agreement.

        2. THE EXCHANGE

        Subject to the terms and conditions of this Agreement, at the Closing:

                (a) each of the Zedcor Shareholders shall irrevocably assign and transfer to IMSI all of their shares of Zedcor Stock, the amounts of which are set forth beside their respective names on Exhibit 2, and in exchange therefor IMSI shall issue to the Zedcor Shareholders the aggregate number of shares of IMSI Common Stock determined in accordance with Section 2.1 below;

                (b) in addition, on or before November 1, 1998, IMSI shall pay the Zedcor Shareholders the sum of U.S. $300,000 and any other payment that may be due pursuant to the Note;



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                (c) all Zedcor Options and other Zedcor employee benefits shall be fulfilled or terminated by Zedcor prior to the Closing;

                (d) Zedcor shall have until October 31, 1998, to negotiate Zedcor long term and short term debts as described in Section 2.2 below; and

                (e) The balance of the purchase price shall be $3.5 million minus (i) the Transaction Shares multiplied by the IMSI Average Price per Share, minus (ii) $300,000. Such balance shall be paid pursuant to the terms of the IMSI Note.

                2.1 Exchange of Shares.

                        2.1.1 Exchange of Zedcor Stock. At the Closing, each share of Zedcor Stock that is issued and outstanding immediately prior to the Closing will be exchanged for a number of shares of IMSI Common Stock equal to the Exchange Number, subject to the provisions of Section 2.1.2 regarding the elimination of fractional shares. Subject to surrender and delivery to IMSI by each Zedcor Shareholder of the applicable Zedcor Certificates at the Closing and an accompanying Stock Power (in a form approved by counsel to IMSI and IMSI's transfer agent) and Form W-8, each Zedcor Shareholder shall receive a stock certificate for its Exchange Shares within twenty (20) business days after the Closing Date.

                        2.1.2 Fractional Shares. No fractional shares of IMSI Common Stock shall be issued in connection with the Exchange.

                        2.1.3 Registration Rights. Effective upon the Closing, each Zedcor Shareholder who receives shares of IMSI Common Stock in the Exchange shall be granted registration rights under the Securities Act of 1933, as amended (the "1933 ACT".) IMSI shall endeavor to register the Zedcor shares of IMSI Common Stock in the Exchange the next time IMSI does a stock registration filing with the SEC on a form suitable for registration of such shares (i.e., not a form relating to employee benefit plans, a merger or similar transaction.) Nothing herein shall require IMSI to separately register the Zedcor shares of IMSI Common Stock in the Exchange.

                        2.1.4 Limitations on Sale, Transfer of IMSI Common Stock. Zedcor and the Zedcor shareholders respectively, shall not sell, transfer, gift or encumber in excess of thirty three and one third percent (33.3%) of the total number of shares of IMSI Common Stock provided to such Zedcor shareholder pursuant to this Agreement, in any one calendar month during the three (3) month period following the date the IMSI Common Stock becomes tradable without the prior written consent of IMSI. Additionally, the Zedcor shareholders shall give IMSI advance written notice of any proposed sale of IMSI Common Stock pursuant to this Agreement, at least five (5) business days in advance of the proposed sale. IMSI shall have a perpetual right of first refusal to either purchase such proposed sale shares or to arrange for a third party to purchase such shares.

                2.2 Settlement Account. Zedcor shall have until October 31, 1998, to negotiate Zedcor long term and short term debts and Zedcor shall have limited access to cash on the balance sheet after the Agreement Date to effect such negotiations. Except for cash in Zedcor's operating account immediately prior to the Agreement, Zedcor shall not dispose of, transfer title or otherwise encumber the Zedcor assets without the prior written approval of IMSI. On or before October 31, 1998, Zedcor shall use best efforts to deliver to IMSI a zero balance sheet including all accruals for



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all expenses (including taxes) incurred up to and including October 31, 1998, prepared in accordance with generally accepted accounting principals and subject to final review and approval by IMSI. However IMSI shall accept residual long or short term debt in an amount not to exceed fifty thousand dollars ($50,000.00.) Residual long or short term debt in an amount not to exceed fifty thousand dollars ($50,000.00) will not constitute a material breach of this Agreement. Any residual long or short term debt in excess of fifty thousand dollars ($50,000.00) shall be deducted from the initial payment. IMSI shall be entitled to make payments on such residual long or short term debt according to IMSI's internal accounting procedures, and Zedcor shall not bind IMSI to any payment schedule without the prior written consent of IMSI.

                2.3 Adjustments for Capital Changes. Notwithstanding the provisions of Section 2.1, if at any time after the Agreement Date and prior to the Closing, IMSI or Zedcor recapitalizes, either through a subdivision (or stock split) of any of its outstanding shares into a greater number of shares, or a combination (or reverse stock split) of any of its outstanding shares into a lesser number of shares, or reorganizes, reclassifies or otherwise changes its outstanding shares into the same or a different number of shares of other classes (other than through a subdivision or combination of shares provided for in the previous clause), or declares a dividend on its outstanding shares payable in shares or securities convertible into shares of IMSI Common Stock (a "CAPITAL CHANGE"), then the number of shares of IMSI Common Stock for which shares of Zedcor Stock are to be exchanged in the Exchange, shall be appropriately, equitably and proportionately adjusted (as agreed to by IMSI and Zedcor if the adjustment for such Capital Change involves something other than a mathematical adjustment) so as to maintain the proportionate interests of the shareholders of Zedcor and the shareholders of IMSI contemplated hereby so as to maintain the proportional interests of the holders of Zedcor Stock and contemplated by this Agreement. The provisions of this Section shall not apply to any transaction not permitted to be undertaken by Zedcor under the provisions of this Agreement. In the event that a Capital Change affecting IMSI Common Stock occurs prior to the Closing, then all prices per share and numbers of shares used to compute the Exchange Number shall be deemed to have been equitably adjusted to reflect such Capital Change as necessary to effect the purposes and intent of this Section.

                2.4 Hold Back. After the Closing and prior to or in conjunction with any accelerated payment by IMSI of the Purchase Price Balance, IMSI may, in its sole discretion, withhold four hundred thousand dollars ($400,000.00) of the Purchase Price Balance to be paid to the Zedcor Shareholders in accordance with
Section 2, (the "HOLD BACK FUNDS") as security for the Zedcor Shareholders' indemnification obligations under Section 11. The Hold Back Funds will be held by IMSI for thirty months after the Closing Date. Upon the thirtieth month after the Closing Date, IMSI shall release one hundred thousand dollars ($100,000.00) of the Hold Back Funds assuming any monies are remaining, to the Zedcor shareholders. Upon the thirty sixth month following the Closing Date, IMSI shall release to the Zedcor Shareholders the remaining Hold Back Funds. The Zedcor Shareholders hereby consent to, approve and agree to be personally bound by the indemnification provisions of Section 11 of this Agreement and the appointment of Michael Gariepy as the representative of the Zedcor Shareholders and as the attorney-in-fact and agent for and on behalf of each Zedcor Shareholder, and the taking by the Representative of any and all actions and the making of any and all decisions required or permitted to be taken by the Representative under this Agreement (including, without limitation, the exercise by the Representative of the power to: (i) authorize the use of the Hold Back Funds in satisfaction of the Set Off claims by IMSI or any other Indemnified Person (as defined herein);
(ii) agree to, negotiate



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and enter into settlements and compromises of such claims, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims; (iii) arbitrate, resolve, settle or compromise any claim for indemnity made pursuant to Section 11; and (iv) take all actions necessary in the judgment of the Representative for the accomplishment of the foregoing). The Representative will have unlimited authority and power to act on behalf of each Zedcor Shareholder with respect to the Hold Back Funds and the disposition, settlement or other handling of all claims governed by this Agreement, and all rights or obligations arising under this Agreement so long as all Zedcor Shareholders are treated in the same manner. The Zedcor Shareholders will be bound by all actions taken by the Representative, and IMSI will be entitled to rely on any action or decision of the Representative. In performing the functions specified in this Agreement, the Representative will not be liable to the Zedcor Shareholders in the absence of gross negligence or willful misconduct on the part of the Representative. Any out-of-pocket costs and expenses reasonably incurred by the Representative in connection with actions taken pursuant to this Agreement will be paid by the Zedcor Shareholders to the Representative in proportion to their respective percentage interest.

                2.5 Further Assurances. If, at any time after the Closing, IMSI considers or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Exchange or to carry out the purposes of this Agreement at or after the Closing, then IMSI, Zedcor and their respective officers and directors may, and each Zedcor Shareholder shall, execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things necessary or desirable to consummate the Exchange and to carry out the purposes and intent of this Agreement, in the name of Zedcor or otherwise.

                2.6 Securities Laws Issues. IMSI shall issue the Exchange Shares and the IMSI Options pursuant to an exemption from registration under Section 4(2) and/or Regulation D promulgated under the 1933 Act. Concurrently with execution of this Agreement, each Zedcor Shareholder will execute and deliver to IMSI an Investment Representation Letter in the form of EXHIBIT 2.6-A hereto (the "INVESTMENT REPRESENTATION LETTER").

        3. REPRESENTATIONS AND WARRANTIES OF ZEDCOR AND THE ZEDCOR SHAREHOLDERS

                Zedcor and each of the Zedcor Shareholders hereby jointly and severally represent and warrant to IMSI that, except as set forth in a letter addressed to IMSI from Zedcor dated the Agreement Date and delivered by Zedcor to IMSI concurrently herewith (the "ZEDCOR DISCLOSURE LETTER"), each of the following representations and statements in this Section 3 are true and correct.

                3.1 Organization and Good Standing. Zedcor is a corporation duly organized, validly existing and in good standing under the laws of Arizona. Zedcor has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is duly qualified to transact business as a foreign corporation in each jurisdiction in which its failure to be so qualified would have a Material Adverse Effect. As used in this Agreement, the term "MATERIAL ADVERSE EFFECT" when used with reference to Zedcor (either alone or collectively with all Zedcor Subsidiaries, as defined below), means any event, change or effect that is (or will with the passage of time be) materially adverse to Zedcor's condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects.



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                3.2 Power, Authorization and Validity.

                        3.2.1 Zedcor has the right, power, legal capacity and authority to enter into, execute, deliver and perform its obligations under this Agreement and all Zedcor Ancillary Agreements and Zedcor has all requisite corporate power and authority to consummate the Exchange. The execution, delivery and performance of this Agreement and each of the Zedcor Ancillary Agreements by Zedcor have been duly and validly approved and authorized by all necessary corporate action on the part of Zedcor's Board of Directors. Each of the Zedcor Shareholders has the right, power, legal capacity and authority to enter into, execute, deliver and perform such Zedcor Shareholder's obligations under this Agreement and all Shareholder Ancillary Agreements and has the requisite power and authority to consummate the Exchange. The execution, delivery and performance of this Agreement and each of the Shareholder Ancillary Agreements by such Zedcor Shareholder have been duly and validly approved and authorized by all necessary action specified in its governing instruments or agreement and on the part of such Zedcor Shareholder's trustor(s), trustee(s) and beneficiaries, as applicable. Any Zedcor Options shall have been bought out from Zedcor funds on or before the Closing Date.

                        3.2.2 No filing, authorization, consent, approval or order, governmental or otherwise, is necessary or required to be made or obtained by Zedcor or any Zedcor Shareholder or Zedcor Optionee to enable Zedcor and the Zedcor Shareholders or Zedcor Optionees to lawfully enter into, and to perform their respective obligations under, this Agreement, the Zedcor Ancillary Agreements and/or the Shareholder Ancillary Agreements.

                        3.2.3 This Agreement is, or when executed by Zedcor will be, valid and binding obligations of Zedcor enforceable in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. This Agreement and the Shareholder Ancillary Agreements are, or when executed by such Zedcor Shareholder will be, valid and binding obligations of such Zedcor Shareholder enforceable in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

                        3.2.4 All representations, warranties and other statements made by each Zedcor Shareholder in the Investment Representation Letter executed and delivered to IMSI by such Zedcor Shareholder pursuant hereto
(a) is now, and at the Closing shall be true and correct, and (b) shall be deemed to be representations and warranties made pursuant to this Section 3 for all purposes of this Agreement (including but not limited to Section 11 hereof.)

                3.3 Capitalization of Zedcor.

                        3.3.1 Outstanding Stock. The authorized capital stock of Zedcor consists entirely of one million shares of Common Stock, $0.01 U.S. par value per share, of which a total of 226,878 shares are issued and outstanding, all of which are now owned and held (and all of which at the Closing will be owned and held) only by the Zedcor Shareholders in the respective amounts shown in Exhibit A. No other shares of the capital stock of Zedcor are (or will at Closing be) authorized, issued or outstanding. No fractional shares of Zedcor Stock are (or will at Closing be)


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issued or outstanding. All issued and outstanding shares of Zedcor Stock have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any claim, lien, preemptive right, or right of rescission, and have been offered, issued, sold and delivered by Zedcor (and, if applicable, transferred) in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of all applicable securities laws, Zedcor's Articles of Incorporation and other charter documents and all agreements to which Zedcor or any Zedcor Shareholder is a party. A list of all holders of Zedcor Stock, and the number of shares of Zedcor Stock owned by each such holder has been delivered by Zedcor to IMSI herewith as Exhibit A. There are not, or will not be at the Closing, any Zedcor Options or Zedcor Optionees.

                        3.3.2 No Options, Warrants or Rights. There are no Zedcor Options, warrants or rights.

                        3.3.3 No Voting Arrangements or Registration Rights. There are no voting agreements, voting trusts, rights of first refusal or other restrictions (other than normal restrictions on transfer under applicable securities laws) applicable to any of Zedcor's outstanding securities or to the conversion of any shares of Zedcor Stock in the Exchange. Zedcor is not under any obligation to register under the 1933 Act or otherwise any of its presently outstanding securities or any securities that may be subsequently issued.

                3.4 Subsidiaries.

                        3.4.1 Organizational Data. Except as otherwise disclosed, Zedcor has never been a subsidiary of any corporation, partnership, Limited Liability Company, joint venture or other business entity. EXHIBIT 3.4 sets forth any interest, direct or indirect, in any corporation, partnership, limited liability company, joint venture or other business entity held by Zedcor (the "ZEDCOR SUBSIDIARIES".)

                3.5 No Violation of Existing Agreements. Neither the execution and delivery of this Agreement or any Zedcor Ancillary Agreement, nor the consummation of the Exchange or any of the other transactions contemplated hereby, nor Zedcor's discussion or negotiation with IMSI of the Exchange or any other transaction contemplated hereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of: (i) any provision of the charter documents of Zedcor as currently in effect; (ii) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Zedcor or its assets or properties; or (iii) any material instrument, agreement, contract, letter of intent or commitment to which Zedcor is a party or by which Zedcor or its assets or properties are or were bound. The consummation of the Exchange by Zedcor will not require the consent of any third party other than the approval of the Zedcor Shareholders and no agreement to which Zedcor is a party requires that any other party thereto consent to the Exchange, whether as a condition to the assignment or transfer of such agreement, or otherwise.

                3.6 Litigation. There is no action, suit, arbitration, mediation, proceeding, claim or investigation pending against Zedcor (or against any officer or director of Zedcor or, to the best of the knowledge of Zedcor and the Zedcor Shareholders, against any employee or agent of Zedcor, in their capacity as such or relating to their employment, services or relationship with Zedcor) before any court, administrative agency or arbitrator that, if determined adversely to Zedcor (or any



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such officer, director, employee or agent) may reasonably be expected to have a
Material Adverse Effect on Zedcor, nor, to the best of Zedcor's knowledge, has any such action, suit, proceeding, arbitration, mediation, claim or investigation been threatened. There is no basis for any person, firm, corporation or other entity, to assert a claim against Zedcor or IMSI based upon: (a) Zedcor's entering into this Agreement or consummating the Exchange;
(b) any claims of ownership, rights to ownership, or options, warrants or other rights to acquire ownership, of any shares of the capital stock of Zedcor; or
(c) any rights as a Zedcor shareholder, including any option, warrant or preemptive rights or rights to notice or to vote. There is no judgment, decree, injunction, rule or order of any governmental entity or agency, court or arbitrator outstanding against Zedcor.

                3.7 Taxes. Zedcor has timely filed all federal, state, local and foreign tax returns required to be filed, has timely paid all taxes required to be paid in respect of all periods for which returns have been filed, has established an adequate accrual or reserve for the payment of all taxes payable in respect of the periods subsequent to the periods covered by the most recent applicable tax returns, has made all necessary estimated tax payments, and has no material liability for taxes in excess of the amount so paid or accruals or reserves so established. Zedcor is not delinquent in the payment of any tax or in the filing of any tax returns, and no deficiencies for any tax have been threatened, claimed, proposed or assessed. Zedcor has not received any notification that any issues have been raised (and are currently pending) by any taxing authority (including but not limited to any franchise, sales or use tax authority) regarding Zedcor and no tax return of Zedcor has ever been audited by any national, state, local or foreign taxing agency or authority. No tax liens have been filed against any assets of Zedcor. Zedcor is not a "personal holding company" within the meaning of Section 542 of the Code. Zedcor is not a "U.S. Real Property Holding Company" as defined in the Code.

                For the purposes of this Section, the terms "TAX" and "TAXES" include all national, state, local and foreign income, alternative or add-on minimum income, gains, franchise, excise, property, sales, use, employment, license, payroll (including any taxes or similar payments required to be withheld from payments of salary or other compensatory payments), ad valorem, payroll, stamp, occupation, recording, value added or transfer taxes, governmental charges, fees, customs duties, levies or assessments (whether payable directly or by withholding), and, with respect to such taxes, any estimated tax, interest and penalties or additions to tax and interest on such penalties and additions to tax.

        3.8 Zedcor Financial Statements. Zedcor's fiscal year ends on December
31. Zedcor has delivered to IMSI an unaudited draft version of the Zedcor Financial Statements (as defined below) which is attached as EXHIBIT 3.8 hereto (the "UNAUDITED ZEDCOR FINANCIALS"). The Unaudited Zedcor Financials will not vary in any material respect from the Zedcor Financial Statements. Prior to the Closing, and as promptly as practicable after execution of this Agreement, Zedcor shall deliver to IMSI (i) Zedcor's audited balance sheet as of August 1998 and audited consolidated statement of operations, audited consolidated statement of cash flows and audited consolidated statement of shareholders' equity for the year ended 1997, and (ii) Zedcor's audited consolidated balance sheet as of August 1998 (the "BALANCE SHEET"), Zedcor's audited consolidated statement of operations for the six-month period ended August 1998, and Zedcor's audited consolidated statements of cash flows and audited consolidated statement of shareholders' equity for the six-month period ended August 1998 (all such financial statements of Zedcor are hereinafter collectively referred to as the "ZEDCOR FINANCIAL STATEMENTS"). The Zedcor Financial Statements



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shall (a) be in accordance with the books and records of Zedcor, (b) fairly present the financial condition of Zedcor at the dates therein indicated and the results of operations for the periods therein specified and (c) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis with prior periods. Zedcor has no material debt, liability or obligation of any nature (whether intercompany or owed to third parties), whether accrued, absolute, contingent or otherwise, and whether due or to become due, except for (i) those shown on the unaudited August 1998 balance sheet included in the Unaudited Zedcor Financials (the "UNAUDITED BALANCE SHEET"), and
(ii) those that may have been incurred after August 31, 1998 (the "BALANCE SHEET DATE") in the ordinary course of Zedcor's business consistent with past practice, and that are not material in amount, either individually or collectively. All reserves established by Zedcor and set forth in the Unaudited Balance Sheet are reasonably adequate. At the Balance Sheet Date, there were no material loss contingencies (as such term is used in United States Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975) which are not adequately provided for in the Balance Sheet as required by said Statement No. 5.

                3.9 Title to Properties. Zedcor has good and marketable title to all of its assets (including but not limited to those shown on the Balance Sheet), free and clear of all liens, mortgages, security interests, claims, charges, restrictions or encumbrances. All machinery, vehicles, equipment and other tangible personal property included in such assets and properties are in good condition and repair, normal wear and tear excepted, and all leases of real or personal property to which Zedcor is a party are fully effective and afford Zedcor peaceful and undisturbed possession of the real or personal property that is the subject of the lease. Zedcor is not in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased properties (the violation of which would have a Material Adverse Effect on its business), nor has Zedcor received any notice of violation with which it has not complied. Zedcor does not own any real property.

                3.10 Absence of Certain Changes. Since the Balance Sheet Date, there has not been with respect to Zedcor any:

                        (a) material adverse change in the condition (financial or otherwise), properties, assets, liabilities, businesses, operations, results of operations or prospects of Zedcor;

                        (b) amendments or changes in the charter documents of Zedcor;

                        (c) (i) incurrence, creation or assumption by Zedcor of any mortgage, security interest, pledge, lien or other encumbrance on any of the assets or properties of Zedcor or any material obligation or liability or any indebtedness for borrowed money; or (ii) issuance or sale of, or change with respect to the rights of, any debt or equity securities of Zedcor or any options or other rights to acquire from Zedcor, directly or indirectly, any debt or equity securities of Zedcor;

                        (d) payment or discharge of a lien or liability which lien or liability was not either shown on the Balance Sheet or incurred in the ordinary course of business after the Balance Sheet Date;

                        (e) purchase, license, sale or other disposition, or any agreement or other arrangement for the purchase, license, sale or other disposition, of any of the assets, properties or goodwill of Zedcor other than in the ordinary course of its business consistent with its past practice;

                        (f) damage, destruction or loss, whether or not covered by insurance, having (or likely with the passage of time to have) a Material Adverse Effect on Zedcor;

                        (g) declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock of Zedcor, any split, combination or recapitalization of the capital stock of Zedcor or any direct or indirect redemption, purchase or other acquisition of the capital stock of Zedcor or any change in any rights, preferences, privileges or restrictions of any outstanding security of Zedcor;

                        (h) change or increase in the compensation payable or to become payable to any of the officers, employees, consultants or agents of Zedcor, or any bonus or pension, insurance or other benefit payment or arrangement (including without limitation stock awards, stock appreciation rights or stock option grants) made to or with any of such officers, employees, consultants or agents except in connection with normal salary or performance reviews or otherwise in the ordinary course of business consistent with Zedcor's past practice;

                        (i) change with respect to the management, supervisory or other key personnel of Zedcor;

                        (j) obligation or liability incurred by Zedcor to any of its officers, directors or shareholders except normal compensation and expense allowances payable to officers in the ordinary course of business consistent with Zedcor's past practice;

                        (k) making of any loan, advance or capital contribution to, or any investment in, any officer, director or record or beneficial shareholder of Zedcor;

                        (l) entering into, amendment of, relinquishment, termination or non-renewal by Zedcor of any contract, lease, transaction, commitment or other right or obligation other than in the ordinary course of its business consistent with its past practice or any written or oral indication or assertion by the other party thereto of problems with Zedcor's services or performance under such contract, lease, transaction, commitment or other right or obligation or such other party's desire to so amend, relinquish, terminate or not renew any such contract, lease, transaction, commitment or other right or obligation;

                        (m) material change in the manner in which Zedcor extends discounts or credits to customers or otherwise deals with its customers;

                        (n) entering into by Zedcor of any transaction, contract or agreement or the conduct of business or operations other than in the ordinary course of its business consistent with its past practices;

                        (o) transfer or grant of a right under any Zedcor IP Rights (as defined in Section 3.13 below), other than those transferred or granted in the ordinary course of Zedcor's business consistent with Zedcor's past practice; or

                        (p) agreement or arrangement made by Zedcor to take any action which, if taken prior to the date of this Agreement, would have made any representation or warranty of Zedcor and the Zedcor Shareholders set forth in this Agreement untrue or incorrect.

                3.11 Contracts and Commitments. EXHIBIT 3.11 sets forth a list of each of the following written or oral contracts, agreements, commitments or other instruments to which Zedcor is a party or to which it or any of its assets or properties is bound, and IMSI shall take on approved trade payables and lease payments in progress:

                        (a) consulting or similar agreement under which Zedcor provides any advice or services to a customer of Zedcor;

                        (b) continuing contract for the future purchase, sale, license, provision or manufacture of products, material, supplies, equipment or services requiring payment to or from Zedcor in an amount in excess of $25,000 per annum which is not terminable on 90 days' or less notice without cost or other liability to Zedcor or in which Zedcor has granted or received manufacturing rights, most favored customer pricing provisions or exclusive marketing rights relating to any product or services, group of products or services or territory;

                        (c) contract providing for the acquisition of software by Zedcor, for the development of software for Zedcor, or the license of software to Zedcor, which software is used or incorporated in any products currently distributed by Zedcor or services currently provided by Zedcor or is contemplated to be used or incorporated in any products to be distributed or services to be provided by Zedcor (other than software generally available to the public at a per copy license fee of less than $1,000);

                        (d) joint venture or partnership contract or agreement or other agreement which has involved or is reasonably expected to involve a sharing of profits or losses in excess of $25,000 per annum with any other party;

                        (e) contract or commitment for the employment of any officer, employee or consultant of Zedcor or any other type of contract or understanding with any officer, employee or consultant of Zedcor which is not immediately terminable by Zedcor without cost or other liability;

                        (f) indenture, mortgage, trust deed, promissory note, loan agreement, guarantee or other agreement or commitment for the borrowing of money, for a line of credit or for a leasing transaction of a type required to be capitalized in accordance with United States Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board;

                        (g) lease or other agreement under which Zedcor is lessee of or holds or operates any items of tangible personal property or real property owned by any third party and under which payments to such third party exceed $5,000 per annum;

                        (h) agreement or arrangement for the sale of any assets, properties, services or rights having a value in excess of $10,000, other than in the ordinary course of business consistent with past practice;

                        (i) agreement which restricts Zedcor from engaging in any aspect of its business or competing in any line of business in any geographic area;

                        (j) Zedcor IP Rights Agreement (as defined in Section
3.13 below);

                        (k) agreement relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of capital stock or other securities of Zedcor or any options, warrants or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, warrants or other rights therefor;

                        (l) contract with or commitment to any labor union; or

                        (m) other agreement, contract, commitment or instrument that is material to the business of Zedcor or that involves a commitment by Zedcor in excess of $25,000.

                A copy of each agreement or document required by this Section to be listed on Exhibit 3.11 (collectively, the "ZEDCOR MATERIAL AGREEMENTS") has been delivered to IMSI. No consent or approval of any third party is required to ensure that, following the Closing, any Zedcor Material Agreement shall continue to be in full force and effect without any breach or violation thereof caused by virtue of the Exchange or by any other transaction called for by this Agreement.

                3.12 No Default. Zedcor is not in breach or default of, and has not breached or been in default of, any Zedcor Material Agreement. Zedcor is not a party to any contract, agreement or arrangement, which has had, or could reasonably be expected to have, a Material Adverse Effect on Zedcor. Zedcor does not have any material liability for renegotiation of government contracts or subcontracts, if any.

                3.13 Intellectual Property.

                        3.13.1 Zedcor owns, or has the irrevocable right to use, sell or license all Intellectual Property Rights (as defined below) necessary or required for the conduct of its business as presently conducted, including without limitation the appropriate rights to each and every item of visual content on its web site or in its inventory, and as presently proposed to be conducted (such Intellectual Property Rights being hereinafter collectively referred to as the "ZEDCOR IP RIGHTS"), and such rights to use, sell or license are sufficient for such conduct of its business. Zedcor is the legal and beneficial owner or licensee of all rights, including all copyright, trademarks and worldwide distribution rights, to those certain computer software programs and visual content, including all object code, source code, configurations, routines and algorithms contained therein with annotations and related documentation, known as ArtToday and all visual content, together with all alterations, modifications and reconfigurations thereof in all forms of expression, including but not limited to, the source code, object code, flowcharts, block diagrams, manuals and all other documentation no matter how stored, transmitted, read or utilized and all copyrights, trade secrets, patents, inventions (whether patentable or not), proprietary rights and intellectual property rights associated therewith (collectively the "SOFTWARE"). The term "Zedcor IP Rights" includes, without limitation, the Software and the visual content. Zedcor, and each Zedcor Shareholder jointly and severally, shall indemnify and hold harmless IMSI, its successors and assigns of IMSI, its board, employees, shareholders, for any claim of unauthorized use of the visual content of Zedcor, exploited by Zedcor, delivered to IMSI at the Closing or as reasonably used or modified by IMSI in good faith, where such use occurred during the three (3) year period following the Closing Date. ZEDCOR IS SOLELY RESPONSIBLE TO VERIFY THE AUTHORIZED USE OF ALL VISUAL CONTENT ON ITS WEB SITE OR IN ITS POSSESSION AT THE CLOSING DATE WITHOUT LIMITATION. IMSI EXPRESSLY DISCLAIMS ANY AUDIT OR DUE DILIGENCE RESPONSIBILITY RELATED TO THE ZEDCOR VISUAL CONTENT. Any and all rights to the Software or visual content previously owned or held by third parties, including (but not limited to) the Zedcor Subsidiaries (including those Zedcor Subsidiaries named below), have been transferred to Zedcor and are owned outright, free and clear of any claims, liens, security interest, mortgages, encumbrances or obligations, by Zedcor.

                        3.13.2 The execution, delivery and performance of this Agreement and the consummation of the Exchange and the other transactions contemplated hereby will not constitute a material breach of or default under any instrument, contract, license or other agreement governing any Zedcor IP Right (the "ZEDCOR IP RIGHTS AGREEMENTS") and will not cause the forfeiture or termination, or give rise to a right of forfeiture or termination, of any Zedcor IP Right or materially impair the right of Zedcor or IMSI to use, sell, license, provide or otherwise commercially exploit any Zedcor IP Right or portion thereof (except where such breach, forfeiture or termination would not have a Material Adverse Effect on Zedcor ). There are no royalties, honoraria, fees or other payments payable by Zedcor to any person by reason of the ownership, use, license, sale, exploitation or disposition of the Zedcor IP Rights.

                        3.13.3 Neither the manufacture, marketing, license, sale, furnishing or intended use of any product, service or visual content currently licensed, utilized, sold, provided, furnished, or possessed by Zedcor or currently under development by Zedcor has violated or now violates any license or agreement between Zedcor and any third party or infringes or misappropriates any Intellectual Property Right of any other party; and there is no pending or, to the best knowledge of Zedcor and the Zedcor Shareholders, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Zedcor IP Right nor, to the best knowledge of Zedcor and the Zedcor Shareholders, is there any basis for any such claim, nor has Zedcor received any notice asserting that any Zedcor IP Right or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, nor, to the best knowledge of Zedcor and the Zedcor Shareholders, after through review by Zedcor's counsel, is there any basis for any such assertion. To the best knowledge of Zedcor and the Zedcor Shareholders, no employee or agent of or consultant to Zedcor is in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, non-solicitation agreement or any other contract or agreement, or any restrictive covenant relating to the right of any such employee, agent or consultant to be employed thereby, or to use trade secrets or proprietary information of others, and the employment of such employees or engagement of such agents and consultants does not subject Zedcor to any liability.

                        3.13.4 Zedcor has used best efforts to review all its visual content to verify compliance with intellectual property and other law, and to protect, preserve and maintain the secrecy and confidentiality of all material Zedcor IP Rights and all Zedcor's proprietary rights therein. All officers, employees, agents and consultants of Zedcor having access to proprietary information have executed and delivered to Zedcor an agreement regarding the protection of such proprietary information and the assignment of inventions to Zedcor in the form provided to counsel for IMSI and copies of all such agreements, executed by all such persons, have been delivered to IMSI's counsel.

                        3.13.5 EXHIBIT 3.13 contains a list of all Zedcor IP Rights and all worldwide applications, registrations, filings and other formal actions made or taken pursuant to federal, state and foreign laws by Zedcor to secure, perfect or protect its interest in Zedcor IP Rights, including, without limitation, all patents, patent applications, copyrights (whether or not registered), copyright applications, trademarks, service marks and trade names (whether or not registered) and trademark, service mark and trade name applications. Exhibit 3.13 lists, with respect to each item of Zedcor IP Rights, the entity (Zedcor or one of the Zedcor Subsidiaries) which owns or holds such IP Rights.

                        3.13.6 As used herein, the term "INTELLECTUAL PROPERTY RIGHTS" means, collectively, all worldwide industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade dress rights, trade names, service marks, service mark applications, copyrights, copyright applications, mask work rights, mask work registrations, franchises, licenses, inventions, trade secrets, know-how, customer lists, proprietary processes and formulae, software source and object code, algorithms, architecture, structure, display screens, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including, without limitation, visual content, manuals, memoranda and records.

                3.14 Compliance with Laws. Zedcor has complied, and is now and at the Closing Date will be in compliance, in all material respects, with all applicable national, state, local or foreign laws, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments, and decrees applicable to Zedcor or to Zedcor's assets, properties, and business. Zedcor holds all permits, licenses and approvals from, and has made all filings with, third parties, including government agencies and authorities, that are necessary in connection with Zedcor's present business, except those where failure to do so would not have a Material Adverse Effect.

                3.15 Certain Transactions and Agreements. None of the officers, directors or shareholders of Zedcor (nor any beneficiaries of any trust that is a Zedcor Shareholder), nor any member of their immediate families, has any direct or indirect ownership interest in any firm or corporation that competes with, or does business with, or has any contractual arrangement with Zedcor. None of said officers, directors, employees or shareholders or any member of their immediate families, is directly or indirectly interested in any contract or informal arrangement with Zedcor, except for normal compensation for services as an officer, director or employee thereof that have been disclosed to IMSI to such persons. None of said officers, directors, employees or shareholders or family members has any interest in any property, real or personal, tangible or intangible (including but not limited to any Zedcor IP Rights or any other Intellectual Property Rights) that is used in or that pertains to the business of Zedcor, except for the normal rights of a shareholder.

                3.16 Employees, ERISA and Other Compliance.

                        3.16.1 Zedcor is in compliance in all material respects with all applicable laws, agreements and contracts relating to employment, employment practices, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters in each of the jurisdictions in which it conducts business. A list of all employees, officers and consultants of Zedcor, their title, date of hire, employer entity and current compensation is set forth on EXHIBIT 3.16.1, which has been delivered to IMSI. Zedcor does not have any employment contracts or consulting agreements currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).

                        3.16.2 Zedcor (i) has never been and is not now subject to a union organizing effort, (ii) is not subject to any collective bargaining agreement with respect to any of its employees, (iii) is not subject to any other contract, written or oral, with any trade or labor union, employees' association or similar organization, and (iv) does not have any current labor disputes. Zedcor has good labor relations, and has no knowledge of any facts indicating that the consummation of the transactions contemplated hereby will have a material adverse effect on such labor relations. Neither Zedcor nor any Zedcor Shareholder has any knowledge that any key employee of Zedcor intends to leave the employ of Zedcor.

                        3.16.3 Zedcor will not, at the Closing Date, have any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Zedcor has no pension plan that constitutes, or has since the enactment of ERISA constituted, a "multiemployer plan" as defined in Section 3(37) of ERISA. No Zedcor pension plans are subject to Title IV of ERISA. Zedcor does not have any employee benefit plans that are subject to statutory regulation under the laws of the British Virgin Islands, the United Kingdom, Canada or Australia.

                        3.16.4 Zedcor, prior to the Closing Date, shall fulfill any and all employment, severance or other similar contract, arrangement or policy, each "employee benefit plan" as defined in Section 3(3) of ERISA (if any) and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors which is entered into, maintained or contributed to by Zedcor and covers any employee or former employee or consultant or former consultant of Zedcor. Such contracts, plans and arrangements are hereinafter collectively referred to as the "ZEDCOR BENEFIT ARRANGEMENTS." Each Zedcor Benefit Arrangement has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all laws, statutes, orders, rules and regulations that are applicable to such Zedcor Benefit Arrangement. IMSI shall have no liability for any Zedcor Benefit Arrangement.

                        3.16.5 There has been no amendment to, written interpretation or announcement (whether or not written) by Zedcor relating to, or change in employee participation or coverage under, any Zedcor Benefit Arrangement that would increase materially the expense of maintaining such Zedcor Benefit Arrangement above the level of the expense incurred in respect thereof for Zedcor's fiscal year ended 12/31/97.

                        3.16.6 The group health plans (as defined in Section 4980B(g) of the Code) that benefit employees of Zedcor are in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code as such requirements affect Zedcor and its employees. As of the Closing Date, there will be no material outstanding, uncorrected violations under the Consolidation Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), with respect to any of the Zedcor Benefit Arrangements, covered employees, or qualified beneficiaries that could result in a Material Adverse Effect on Zedcor, or in a material adverse effect on the business, operations or financial condition of IMSI as its successor. Zedcor has provided, or shall have provided prior to the Closing, to individuals entitled thereto, all required notices and coverage pursuant to
Section 4980B of COBRA, with respect to any "qualifying event" (as defined in Section 4980B(f)(3) of the Code) occurring prior to and including the Closing Date, and no material amount payable on account of Section 4980B of the Code has been incurred with respect to any current or former employees of Zedcor (or their beneficiaries).

                        3.16.7 No benefit payable or which may become payable by Zedcor pursuant to any Zedcor Benefit Arrangement or as a result of or arising under this Agreement shall constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code. Zedcor is not a party to any (a) agreement (other than as described in (b) below) with any executive officer or other key employee thereof (i) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Zedcor in the nature of any of the transactions contemplated by this Agreement, (ii) providing any term of employment or compensation guarantee, or (iii) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment, or (b) agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be materially increased, or the vesting of benefits of which will be materially accelerated, by the occurrence of the Exchange or any of the other transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

                3.17 Corporate Documents. Zedcor has delivered to IMSI and its counsel for examination all documents and information listed in the Zedcor Disclosure Letter or other Exhibits called for by this Agreement, including, without limitation, the following: (a) copies of the charter documents as currently in effect of Zedcor and each of the Zedcor Subsidiaries; (b) the Minute Book containing all records of all proceedings, consents, actions, minutes, and meetings of Zedcor and each of the Zedcor Subsidiaries, including (but not limited to) actions of shareholders, board of directors and any committees thereof; (c) the stock ledger and journal reflecting all stock issuances and transfers of Zedcor and each Zedcor Subsidiary; (d) all permits, orders, and consents issued by any regulatory agency with respect to Zedcor and each of the Zedcor Subsidiaries, or any securities of Zedcor and each of the Zedcor Subsidiaries, and all applications for such permits, orders, and consents; and (e) all agreements required to be listed in Exhibit 3.11.

                3.18 No Brokers. Neither Zedcor, any of the Zedcor Shareholders nor any affiliate of Zedcor is obligated for the payment of any fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with the Exchange or any other transaction contemplated hereby.

                3.19 Books and Records. The books, records and accounts of Zedcor (a) are in all material respects true, complete and correct, (b) have been maintained in accordance with good business practices on a basis consistent with prior years, (c) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Zedcor, and (d) accurately and fairly reflect the basis for the Zedcor Financial Statements.

                3.20 Insurance. EXHIBIT 3.20 hereto lists all fire and casualty, general liability, business interruption, product liability, errors and omissions, and sprinkler and water damage insurance maintained by Zedcor.

                3.21 Environmental Matters.

                        3.21.1 During the period that Zedcor has leased or owned its respective properties or owned or operated any facilities, there have been no disposals, releases or threatened releases of Hazardous Materials (as defined below) on, from or under such properties or facilities that resulted from any act or omission of Zedcor or any of its employees, agents or invitees. Zedcor has no knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any of such properties or facilities, which may have occurred prior to Zedcor having taken possession of any of such properties or facilities. For the purposes of this Agreement, the terms "DISPOSAL," "RELEASE," and "THREATENED RELEASE" shall have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA"). For the purposes of this Agreement "HAZARDOUS MATERIALS" shall mean any hazardous or toxic substance, material or waste which is or becomes prior to the Closing regulated under, or defined as a "hazardous substance," "pollutant," "contaminant," "toxic chemical," "hazardous materials," "toxic substance" or "hazardous chemical" under (a) CERCLA; (b) any similar federal, state or local law; or (c) regulations promulgated under any of the above laws or statutes.

                        3.21.2 None of the properties or facilities of Zedcor is in violation of any federal, state or local law, ordinance, regulation or order relating to industrial hygiene or to the environmental conditions on, under or about such properties or facilities, including, but not limited to, soil and ground water condition. During the time that Zedcor has owned or leased its properties and facilities, neither Zedcor nor, to the best knowledge of Zedcor and the Zedcor Shareholders, any third party, has used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials, other than Zedcor's lawful use of standard office supplies customarily used in office environments that contain legally permitted amounts of Hazardous Materials that would have no Material Adverse Effect.

                        3.21.3 During the time that Zedcor has owned or leased its properties and facilities, there has been no litigation brought or threatened against Zedcor, or, to the best knowledge of Zedcor and the Zedcor Shareholders, against any lessor or owner of real property leased by Zedcor, or any settlement reached by Zedcor or the Zedcor Shareholders with any party or parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such properties or facilities.

                3.22 Disclosure. Neither this Agreement, its exhibits and schedules, nor any of the certificates or documents to be delivered by Zedcor and/or the Zedcor Shareholders to IMSI under this Agreement, taken together, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

                3.23 Year 2000. Zedcor represents and warrants that the Software and all visual content will run without interruption or error between the years 1999 and 2000 and beyond. Additionally, Zedcor has taken reasonable steps to get assurances from the appropriate third parties that its assets, including but not limited to, programs, internal systems, external systems and processes will also run without interruption or error between the years 1999 and 2000 and beyond.

                3.24 Commercial Real Property Lease. The Majority Zedcor Shareholders represents and warrant that the commercial real property lease, a copy of which is attached hereto as EXHIBIT 3.24, shall be available to IMSI for renewal upon the terms and conditions in the lease at a rate not to exceed fair market value. Without limiting the foregoing, nothing herein shall require IMSI to renew such lease..

        4. REPRESENTATIONS AND WARRANTIES OF IMSI

                IMSI hereby represents and warrants, that, except as set forth in the letter from IMSI that may be addressed to Zedcor dated the Agreement Date and delivered by IMSI to Zedcor concurrently herewith, if any (the "IMSI DISCLOSURE LETTER"), each of the following representations and statements in this Section 4 are true and correct:

                4.1 Organization and Good Standing. IMSI is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted.

                4.2 Power, Authorization and Validity.

                        4.2.1 IMSI has the right, power and authority to enter into, execute and perform its obligations under this Agreement and the IMSI Ancillary Agreements. The execution, delivery and performance of this Agreement and the IMSI Ancillary Agreements by IMSI have been, or will be by the Closing Date, duly and validly approved and authorized by IMSI's Board of Directors.

                        4.2.2 No filing, authorization, consent, approval or order, governmental or otherwise, is necessary or required to enable IMSI to enter into, and to perform its obligations under, this Agreement and the IMSI Ancillary Agreements, except for (a) any filings with the Securities and Exchange Commission and other applicable securities authorities contemplated by the Registration Rights Agreement attached hereto.

                        4.2.3 This Agreement and the IMSI Ancillary Agreements are, or when executed by IMSI will be, valid and binding obligations of IMSI, enforceable in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

                4.3 [RESERVED.]

                4.4 No Violation of Material Agreements. Neither the execution and delivery of this Agreement nor any IMSI Ancillary Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, or (with or without notice or lapse of time, or both) result in: (a) a termination, breach, impairment or violation of (i) any provision of the Certificate of Incorporation or Bylaws of IMSI, as currently in effect or (ii) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation to which IMSI or its assets or properties is subject; or (b) a termination, or a material breach, impairment or violation, of any material instrument or contract to which IMSI is a party or by which IMSI or its properties are bound. IMSI is not required to obtain the consent of any third party to consummate the Exchange, except for Silicon Valley Bank.

                4.5 Disclosure. IMSI has made available to Zedcor a disclosure package consisting of IMSI's most recent Form 10-K for its fiscal year ended June 30, 1997 all Forms 10-Q filed by IMSI with the SEC after the date of such Form 10-K and before the Agreement Date, all Forms 8-K and 8-K/A filed by IMSI with the SEC after the date of its most recent Form 10-Q and the Proxy Statement for IMSI's annual meeting of stockholders held in December of 1997 (the "IMSI DISCLOSURE PACKAGE"). As of their respective filing dates, documents filed by IMSI with the SEC and included in the IMSI Disclosure Package complied in all material respects with the requirements of the 1933 Act or the 1934 Act, as the case may be.

                4.6 Financial Condition. There has been no material adverse change in the financial condition or business of IMSI, taken as whole, since the date of the most recent financial statements included in the IMSI Disclosure Package, unless otherwise disclosed to Zedcor.

                4.7 Validity of Shares. The shares of IMSI Common Stock to be issued pursuant to the Exchange shall, when issued: (a) be duly authorized, validly issued, fully paid and nonassessable and free of liens and encumbrances created by IMSI, and (b) be free and clear of any transfer restrictions, liens and encumbrances except for restrictions on transfer under applicable United States securities laws, including Rule 144 promulgated under the 1933 Act, under
Section 16 of the 1934 Act for any Zedcor Shareholder (if any) who is deemed to be an "insider" of IMSI for purposes of Section 16, under applicable securities laws (including the laws of Delaware, California and the jurisdiction in which the Zedcor Shareholder who holds such shares resides) and under IMSI's insider trading policy for any Zedcor Shareholder (if any) who is deemed to be an "affiliate" or "access personnel" of IMSI.

        5. COVENANTS OF ZEDCOR AND THE ZEDCOR SHAREHOLDERS

                During the period from the Agreement Date until the earlier to occur of (i) the Closing or (ii) the termination of this Agreement in accordance with Section 10, Zedcor and each of the Zedcor Shareholders hereby jointly and severally covenants and agrees with IMSI as follows:

                5.1 Advice of Changes. Zedcor or the Zedcor Shareholders, as the case may be, will promptly advise IMSI in writing (a) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Zedcor and the Zedcor Shareholders contained in Section 3 of this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (b) of any material adverse change in Zedcor's assets, business, results of operations, financial condition or prospects. Zedcor shall deliver to IMSI within thirty (30) days after the end of each quarterly accounting period ending after the Agreement Date and before the Closing Date, an unaudited balance sheet and statement of operations, which financial statements shall be prepared in the ordinary course of business consistent with Zedcor's past practice (except that such financial statements shall be prepared in accordance with United States generally accepted accounting principles), in accordance with Zedcor's books and records and United States generally accepted accounting principles and shall fairly present the financial position of Zedcor on a consolidated basis as of their respective dates and the results of Zedcor's operations on a consolidated basis for the periods then ended.

                5.2 Maintenance of Business. Zedcor will carry on and preserve its business and its relationships with customers, suppliers, employees, consultants and others in substantially the same manner as it has prior to the date hereof. If Zedcor becomes aware of a material deterioration in the relationship with any customer, supplier, key employee, consultant or business partner, it will promptly bring such information to the attention of IMSI in writing and, if requested by IMSI, will exert its best efforts to restore the relationship.

                5.3 Conduct of Business. Zedcor will continue to conduct its business and maintain its business relationships in the ordinary and usual course and will not, without the prior written consent of the President of IMSI:

                        (a) borrow or lend any money other than advances to employees for travel and expenses that are incurred in the ordinary course of Zedcor's business consistent with Zedcor's past practice;

                        (b) purchase or sell shares or other equity interest in any corporation or other business or enter into any transaction or agreement not in the ordinary course of Zedcor's business consistent with Zedcor's past practice;

                        (c) encumber, or permit to be encumbered, any of its assets;

                        (d) sell, transfer or dispose of any of its assets except in the ordinary course of Zedcor's business consistent with Zedcor's past practice;

                        (e) enter into any material lease or contract for the purchase or sale of any property, whether real or personal, tangible or intangible;

                        (f) pay any bonus, increased salary or special remuneration to any officer, employee or consultant (except for normal salary increases consistent with past practices not to exceed 5% of such officer's, employee's or consultant's base annual compensation, except pursuant to existing arrangements previously disclosed to and approved in writing by IMSI) or enter into any new employment or consulting agreement with any such person;

                        (g) change any of its accounting methods (except that henceforth Zedcor will prepare its financial statements in accordance with United States generally accepted accounting principles);

                        (h) declare, set aside or pay any cash or stock dividend or other distribution in respect of any of its capital stock, redeem, repurchase or otherwise acquire any of its capital stock or other securities, pay or distribute any cash or property to any Zedcor shareholder or security holder or make any other cash payment to any shareholder or security holder of Zedcor that is unusual, extraordinary, or not made in the ordinary course of Zedcor's business consistent with Zedcor's past practice;

                        (i) amend or terminate any contract, agreement or license to which it is a party except those amended or terminated in the ordinary course of Zedcor's business, consistent with Zedcor's past practice, and which are not material in amount or effect;

                        (j) guarantee or act as a surety for any obligation of any third party;

                        (k) waive or release any material right or claim except in the ordinary course of business, consistent with past practice or agree to any audit assessment by any tax authority or file any federal or state income or franchise tax return unless copies of such returns have been delivered to IMSI for its review prior to filing;

                        (l) issue, sell, create or authorize any shares of its capital stock of any class or series or any other of its securities, or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of its capital stock or securities ultimately exchangeable for, or convertible into, shares of its capital stock;

                        (m) subdivide or split or combine or reverse split the outstanding shares of its capital stock of any class or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or affecting any other of its securities;

                        (n) merge, consolidate or reorganize with, or acquire, any entity or enter into any negotiations, discussions or agreement for such purpose;

                        (o) amend its charter documents;

                        (p) license any of its technology or Intellectual Property Rights except in the ordinary course of business consistent with past practice;

                        (q) change any insurance coverage or issue any certificates of insurance;

                        (r) modify or change the exercise or conversion rights or exercise or purchase prices of any Zedcor Stock or other Zedcor securities, or accelerate or otherwise modify (i) the right to exercise any right to purchase any Zedcor stock or other securities or (ii) the vesting or release of any shares of Zedcor capital stock or other securities of Zedcor from any repurchase options or rights of refusal held by Zedcor or any other party or any other restrictions unless such accelerations/modifications are expressly required and mandated by the terms of a formal written agreement or plan that has been disclosed in writing to IMSI and was entered into prior to the execution of this Agreement by IMSI and Zedcor;

                        (s) purchase or otherwise acquire, or sell or otherwise dispose of (i) any shares of IMSI Common Stock or other IMSI securities or (ii) any securities whose value is derived from or determined with reference to, in whole or in part, the value of IMSI stock or other IMSI securities;

                        (t) agree to do any of the things described in the preceding clauses 5.3(a) through 5.3(s).

                5.4 Regulatory Approvals. Zedcor and the Zedcor Shareholders will promptly execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or which IMSI may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. Zedcor, its officers, directors and employees and the Zedcor Shareholders will use their respective best efforts to promptly obtain, and to cooperate with IMSI to promptly obtain, all such authorizations, approvals and consents.

                5.5 Necessary Consents. Zedcor, its officers, directors and employees and the Zedcor Shareholders will use their respective best efforts to promptly obtain such written consents and take such other actions as may be necessary or appropriate in addition to those set forth in Section 5.4 to allow the consummation of the transactions contemplated hereby and to allow IMSI to carry on Zedcor's business after the Closing.

                5.6 Litigation. Zedcor will notify IMSI in writing promptly after learning of any action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against it, or known by it to be threatened against it or any of its directors, officers, employees or consultant in their capacity as such.

                5.7 No Other Negotiations. From the Agreement Date until the earlier of termination of this Agreement in accordance with Section 10 or the consummation of the Exchange, Zedcor, its officers, directors and employees and the Zedcor Shareholders will not, and will not authorize, encourage or permit, any officer, director, employee, shareholder or affiliate of Zedcor, or any other person, on its or their behalf to, directly or indirectly, solicit or encourage any offer from any party or consider any inquiries or proposals received from any other party, participate in any negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any person (other than IMSI), concerning any agreement or transaction regarding the possible disposition of all or any substantial portion of the business, assets or capital stock of Zedcor or any Zedcor Subsidiary by merger, consolidation, reorganization, sale of assets, sale of stock, exchange, tender offer or any other form of business combination ("ALTERNATIVE TRANSACTION"). Zedcor will promptly notify IMSI orally and in writing of any such inquiries or proposals. In addition, neither Zedcor, nor any Zedcor Shareholder nor any Zedcor Subsidiary, shall execute, enter into or become bound by (a) any letter of intent or agreement or commitment between Zedcor and/or any of the Zedcor Shareholders and/or any Zedcor Subsidiary, on the one hand, and any third party, on the other hand, that is related to an Alternative Transaction or (b) any agreement or commitment between Zedcor and/or any of the Zedcor Shareholders and/or any Zedcor Subsidiary, on the one hand, and a third party, on the other hand, providing for an Alternative Transaction.

                5.8 Access to Information. Until the Closing Date, Zedcor will allow IMSI and its agents reasonable access to the files, books, records and offices of Zedcor, including, without limitation, any and all information relating to Zedcor's taxes, commitments, contracts, leases, licenses, and real, personal and intangible property and financial condition, subject to the terms of the Mutual Nondisclosure Agreement between Zedcor and IMSI dated as of September 9th, 1998 (the "CONFIDENTIALITY AGREEMENT"). Zedcor will cause its accountants to cooperate with IMSI and its agents in making available all financial and tax information reasonably requested, including without limitation the right to examine all working papers pertaining to all financial statements and tax returns, prepared or audited by such accountants.

                5.9 Satisfaction of Conditions Precedent. Zedcor, its and directors and officers and the Zedcor Shareholders will use their respective best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 9, and Zedcor, its directors and officers, and the Zedcor Shareholders will use their respective best efforts to cause the transactions contemplated by this Agreement to be consummated; and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on Zedcor's part in order to effect the transactions contemplated hereby. In particular, Zedcor will use its best efforts to cause the Exchange to become effective in accordance with this Agreement on or before September 25th, 1998.

                5.10 [RESERVED.]

                5.11 Securities Laws. Zedcor and the Zedcor Shareholders shall each use its best efforts to assist IMSI to the extent necessary to comply with the securities laws of all jurisdictions (U.S. and foreign) which are applicable in connection with the Exchange.

                5.12 [RESERVED.]

                5.13 Certain Investments, Agreements. Zedcor and the Zedcor Shareholders do not own, and shall not directly make any purchase or other acquisition of, or investment in, any shares of IMSI Common Stock or other securities of IMSI. Zedcor and the Zedcor Shareholders shall not enter into any agreement with any holders of IMSI shares calling for either Zedcor or IMSI to retire or reacquire all or part of the IMSI shares to be issued pursuant to the Exchange. Zedcor shall not enter into any financial arrangements for the benefit of any Zedcor shareholder and the Zedcor Shareholders shall not enter into any agreement which, in effect, would negate the exchange of equity securities contemplated under this Agreement, including without limitation, any loan or other financial arrangement at abnormally low interest rates, or any guarantee of loans secured by IMSI shares to be issued pursuant to the Exchange.

                5.14 Termination of Registration and Voting Rights. All registration rights agreements and voting agreements applicable to or affecting any outstanding shares or other securities of Zedcor (if any) shall be duly terminated and canceled by no later than the Closing Date.

                5.15 Invention Assignment and Confidentiality Agreements. Zedcor shall obtain from each employee, agent and consultant of Zedcor who has had access to any software, technology or copyrightable, patentable or other proprietary works or intellectual property owned or developed by Zedcor or other Intellectual Property Rights, or to any other confidential or proprietary information of Zedcor or its clients, an invention assignment and confidentiality agreement in substantially the form of the agreement provided to counsel to IMSI, duly executed by such employee, agent or consultant and delivered to Zedcor.

                5.16 Non-Competition and Offer Letters. The Zedcor Shareholders shall also execute and deliver to IMSI the Non-Competition Agreement in the form of Exhibit 9.9B at the Closing. Zedcor shall use its best efforts to cause Michael Gariepy and Peter Gariepy to execute and deliver to IMSI at the Closing, Offer Letters in materially the form attached hereto as Exhibit 9.10 (the "OFFER LETTERS").

                5.17 [RESERVED.]

                5.18 Closing of Exchange. Zedcor and the Zedcor Shareholders shall not refuse to effect the Exchange if, on or before the Closing Date, all the conditions precedent to their obligations to effect the Exchange under
Section 8 hereof have been satisfied or, in their sole discretion, been waived by them.

                5.19 Consultants to Become Employees. Zedcor and its officers shall use their best efforts to cause those persons who are designated by IMSI to Zedcor in writing and who are currently performing services for Zedcor and the Zedcor Subsidiaries as consultants to become employees of Zedcor and/or the applicable Zedcor Subsidiary prior to the Closing on terms and conditions satisfactory to IMSI.

                5.20 Delivery of Zedcor Financial Statements. Prior to the Closing, and as soon as practicable following the execution of this Agreement, Zedcor shall deliver to IMSI the unaudited Zedcor Financial Statements referred to in Section 3.8 hereof.

        6. IMSI COVENANTS

                During the period from the Agreement Date until the earlier to occur of (i) the Closing or (ii) the termination of this Agreement in accordance with Section 10, IMSI covenants and agrees as follows:

                6.1 Advice of Changes. IMSI will promptly advise Zedcor in writing (a) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of IMSI contained in this Agreement, if made on or as of the date of such event or the

Closing Date or Closing Date, untrue or inaccurate in any material respect and
(b) of any material adverse change in IMSI's business, results of operations or financial condition.

                6.2 Regulatory Approvals. IMSI will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, in connection with the consummation of the transactions contemplated by this Agreement in accordance with the terms of this Agreement. IMSI will use its best efforts to obtain all such authorizations, approvals and consents.

                6.3 Satisfaction of Conditions Precedent. IMSI will use its best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 8, and IMSI will use its best efforts to cause the transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

                6.4 Securities Laws. IMSI shall take such steps as may be necessary to comply with the securities and Blue Sky laws of all jurisdictions (U.S. or foreign) which are applicable in connection with the Exchange, with the cooperation and assistance of Zedcor and the Zedcor Shareholders.

                6.5 Nasdaq National Market Listing. IMSI shall cause the shares of IMSI Common Stock issuable to the Zedcor shareholders in the Exchange (including shares of IMSI Common Stock issuable upon exercise of IMSI Options) to be authorized for listing on the Nasdaq National Market, subject to official notice of issuance.

                6.6 Employee Benefits. As soon as practicable after the Agreement Date, IMSI and Zedcor shall confer and work in good faith to agree upon a plan under which Zedcor employees will be covered either by (a) IMSI's employee benefits plans or (b) Zedcor's employee benefit plans, with such decision to be made no later than six (6) months following the Closing, in a manner that results in minimal disruption to the continuing operations of Zedcor, and minimal cost to IMSI.

        7. CLOSING MATTERS

                7.1 The Closing. Subject to termination of this Agreement as provided in Section 10 below and the conditions to closing set forth in this section, the closing of the transactions for consummation of the Exchange (the "CLOSING") will take place at the corporate offices of IMSI, 1895 East Francisco Blvd., San Rafael, CA 94901 at 4 p.m., Pacific Standard Time on or before October 1st, 1998 or on such other date on or before the Termination Date (as defined in Section 10.1.2) as IMSI and Zedcor may mutually agree upon in writing (the "CLOSING DATE"). As a condition to closing, Zedcor must have received from Dover Publications a fully executed renewal agreement in materially the same terms and conditions as the draft attached hereto as Exhibit 7.1. IMSI may, in its sole discretion and at any time, waive the requirement that Dover Publications executes a renewal Agreement with Zedcor.

                7.2 Exchanges at the Closing.

                        7.2.1 At the Closing, (a) the Zedcor Certificates shall be exchanged for the Exchange Shares as provided in Section 2.1 hereof.

                        7.2.2 [RESERVED]

                        7.2.3 [RESERVED]

                        7.2.4 Each Zedcor Shareholder understands and agrees that stop transfer instructions will be given to IMSI's transfer agent with respect to certificates evidencing the Exchange Shares.

                        7.2.5 After the Closing there will be no further registration of transfers on the stock transfer books of Zedcor or its transfer agent of the Zedcor Stock that was outstanding immediately prior to the Closing. If, after the Closing, Zedcor Certificates are presented for any reason, they will be canceled.

        8. CONDITIONS TO OBLIGATIONS OF ZEDCOR AND THE ZEDCOR SHAREHOLDERS

                The obligations of Zedcor and the Zedcor Shareholders to consummate the Exchange are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Zedcor and the Zedcor Shareholders in their sole discretion, but only in a writing signed by Zedcor and the Zedcor Shareholders):

                8.1 Accuracy of Representations and Warranties. The representations and warranties of IMSI set forth in Section 4 (as qualified by the IMSI Disclosure Letter, if any) shall be true and accurate in every material respect on and as of the Closing with the same force and effect as if they had been made at the Closing, and Zedcor shall have received a certificate to such effect executed by IMSI's President or Chief Financial Officer.

                8.2 Covenants. IMSI shall have performed and complied in all material respects with all of its covenants contained in Section 6 on or before the Closing.

                8.3 Compliance with Law; No Legal Restraints. There shall not be outstanding or threatened, or enacted or adopted, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action, proceeding or any judgment or ruling by any court, arbitrator, governmental agency, authority or entity, or any other fact or circumstance (other than any such matter initiated by Zedcor, its officers or directors or the Zedcor Shareholders), that, directly or indirectly, challenges, threatens, prohibits, enjoins, restrains, suspends, delays, conditions or renders illegal or imposes limitations on (or is likely to result in a challenge, threat to, or a prohibition, injunction, restraint, suspension, delay or illegality of, or to impose limitations on): (i) the Exchange or any other transaction contemplated by this Agreement; (ii) IMSI's payment for, or acquisition or purchase of, some or all of the shares of Zedcor Stock or any material part of the assets of Zedcor.

                8.4 Government Consents. There shall have been obtained at or prior to the Closing Date such permits and/or authorizations, and there shall have been taken such other action by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to lawfully consummate the Exchange, including but not limited to requirements under applicable U.S. and foreign securities and corporations laws.

                8.5 [RESERVED]

                8.6 Documents. IMSI shall have executed and delivered to Zedcor and/or the Zedcor Shareholders, as applicable, the IMSI Ancillary Agreements. Zedcor shall have received all written consents, assignments, waivers, authorizations or other certificates reasonably deemed necessary by Zedcor's legal counsel for Zedcor to lawfully consummate the transactions contemplated hereby.

                8.7 No Litigation. No litigation or proceeding (other than any litigation or proceeding initiated by Zedcor, its Board of Directors, shareholders or officers or any Zedcor Shareholder) shall be threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of the Exchange or any of the other transactions contemplated by this Agreement, or which could be reasonably expected to have a material adverse effect on the present or future operations or financial condition of IMSI.

                8.8 Instructions to Transfer Agent; Deliveries. IMSI shall have issued irrevocable instructions to its transfer agent to authorize the issuance of IMSI Common Stock in the Exchange consistent with Section 2 hereof. IMSI shall have made the other deliveries contemplated by Section 2 hereof.

                8.9 Satisfactory Form of Legal Matters. The form, scope and substance of all legal and accounting matters contemplated hereby and all closing documents and other papers delivered hereunder shall be reasonably acceptable to Zedcor's counsel.

        9. CONDITIONS TO OBLIGATIONS OF IMSI

                The obligations of IMSI hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by IMSI in its sole discretion, but only in a writing signed by IMSI):

                9.1 Accuracy of Representations and Warranties. The representations and warranties of Zedcor and the Zedcor Shareholders set forth in Section 3 (as qualified by the Zedcor Disclosure Letter) and in the Investment Representation Letters, and the representations and warranties of the Zedcor Optionees in the Optionee Agreements, shall each be true and accurate in every material respect on and as of the Closing with the same force and effect as if they had been made at the Closing, and IMSI shall have received certificates to such effect executed by Zedcor's President and by the Zedcor Shareholders.

                9.2 Covenants. Zedcor and the Zedcor Shareholders shall have performed and complied in all material respects with all of their respective covenants contained in Section 5 on or before the Closing, and IMSI shall have received certificates to such effect signed by Zedcor's President and by the Zedcor Shareholders.

                9.3 Compliance with Law; No Legal Restraints. There shall not be outstanding or threatened, or enacted or adopted, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action, proceeding or any judgment or ruling by any court, arbitrator, governmental agency, authority or entity, or any other fact or circumstance (other than any such matter initiated by IMSI or its officers or directors), that, directly or indirectly, challenges, threatens, prohibits, enjoins, restrains, suspends, delays, conditions, or renders illegal or imposes limitations on (or is likely to result in a challenge, threat to, or a prohibition, injunction, restraint, suspension, delay or illegality of, or to impose limitations on): (i) the Exchange or any other transaction contemplated by this Agreement; (ii) IMSI's payment for, or acquisition or purchase of, some or all of the shares of Zedcor Stock; (iii) the ownership or operation by IMSI or Zedcor of all or any material portion of the business or assets of Zedcor, including (but not limited to) Zedcor's Intellectual Property Rights; or (iv) IMSI's ability to exercise full rights of ownership with respect to Zedcor, each Zedcor Subsidiary, and their respective assets and shares, including but not limited to restrictions on IMSI's ability to vote all the shares of Zedcor or (indirectly through ownership of Zedcor) any Zedcor Subsidiary.

                9.4 Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations from, and there shall have been taken such other action, as may be required to lawfully consummate the Exchange by, any governmental or regulatory authority having jurisdiction over any of the parties and/or the actions herein proposed to be taken, including but not limited to requirements under applicable U.S. and foreign securities and corporate laws.

                9.5 Opinion of Zedcor's Counsel. IMSI shall have received from counsel to Zedcor, an opinion in substantially the form of EXHIBIT 9.5.

                9.6 Documents and Consents. Zedcor and the Zedcor Shareholders shall have executed and delivered to IMSI all the Zedcor Ancillary Agreements and all the Shareholder Ancillary Agreements, as applicable. The Zedcor Shareholders shall have delivered to IMSI Zedcor Certificates representing 100% of the outstanding shares of Zedcor together with the other deliverables specified in Section 2.1.1 hereof. IMSI shall have received duly executed copies of all third-party consents, approvals, assignments, waivers, authorizations or other certificates contemplated by this Agreement or the Zedcor Disclosure Letter or reasonably deemed necessary by IMSI's legal counsel to provide for the continuation in full force and effect of any and all material contracts, agreements and leases of Zedcor and the preservation of Zedcor's IP Rights and other assets and properties and for IMSI to consummate the transactions contemplated hereby, in form and substance reasonably satisfactory to IMSI, except for such thereof (if any) as IMSI and Zedcor shall have agreed in writing need not be obtained.

                9.7 No Litigation. No litigation or proceeding shall be threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of the Exchange or any of the other transactions contemplated by this Agreement, or which could be reasonably expected to have a material adverse effect on the present or future operations or financial condition of Zedcor or IMSI or Zedcor's ownership of all shares or which asserts that Zedcor's or IMSI's or any Zedcor Shareholder's negotiations regarding this Agreement, IMSI's or Zedcor's or any Zedcor Shareholder's entering into this Agreement or Zedcor's or IMSI's or any Zedcor Shareholder's consummation of the Exchange or other transactions contemplated hereby, breaches or violates any law, rule, order or judgment, or any agreement or commitment of Zedcor, any Zedcor Shareholder or constitutes tortuous conduct on the part of IMSI, Zedcor any Zedcor Shareholder.

                9.8 [RESERVED.]

                9.9 Non-Competition Agreement. IMSI shall have received from each employee of Zedcor a fully executed copy of a Non-Competition Agreement in materially the form of EXHIBIT 9.9(b).

                9.10 Offer Letters. IMSI shall have received from both Michael Gariepy and Peter Gariepy a fully executed copy of an Offer Letter in materially the form of EXHIBIT 9.10.

                9.11 [RESERVED.]

                9.12 No IMSI Shareholder Vote. The number of shares of IMSI Common Stock that IMSI must issue pursuant to this Agreement shall not exceed the number of shares of IMSI Common Stock that would require IMSI to seek the approval of the Exchange by its shareholders under applicable law or the applicable bylaws, rules or regulations of the National Association of Securities Dealers, the Nasdaq Stock Market or any other stock exchange on which IMSI Common Stock is traded.

                9.13 Appointment of New Directors and officers. The directors and officers of Zedcor and each of the Zedcor Subsidiaries in office immediately prior to the Closing of the Exchange shall have resigned effective as of the Closing.

                9.14 No Material Adverse Change. There shall not have been any material adverse change in the financial condition, properties, assets, liabilities, business, results of operations, operations or prospects of Zedcor and the Zedcor Subsidiaries, taken as a whole.

                9.15 [RESERVED]

                9.16 [RESERVED]

                9.17 [RESERVED]

                9.18 Delivery of Interim Financials. Zedcor shall have delivered the Interim Financials to IMSI.

                9.19 Satisfactory Form of Legal and Accounting Matters. The form, scope and substance of all legal and accounting matters contemplated hereby and all closing documents and other papers delivered hereunder shall be reasonably acceptable to IMSI's counsel and independent public accountants.

        10. TERMINATION OF AGREEMENT

                10.1 Prior to or at the Closing or Closing Date.

                        10.1.1 This Agreement may be terminated at any time prior to or at the Closing by the mutual written consent of IMSI and Zedcor, approved by their respective Boards of Directors.

                        10.1.2 This Agreement may be terminated by IMSI if the conditions precedent set forth in Section 9 shall have not been complied with, waived or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by Zedcor and/or the Zedcor Shareholders on or before Midnight, Pacific Time on September 30th, 1998.

                        10.1.3 This Agreement may be terminated by Zedcor and the Zedcor Shareholders if the conditions precedent set forth in Section 8 shall have not been complied with, waived or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by IMSI on or before Midnight, Pacific Time on September 30th, 1998.

                        10.1.4 IMSI may terminate this Agreement at any time prior to or at the Closing if any of the representations and warranties of Zedcor and/or the Zedcor Shareholders in Section 3 of this Agreement were incorrect, untrue or false in any material respect as of the Agreement Date or are incorrect, untrue or false in any material respect as of the proposed Closing Date or Zedcor and/or the Zedcor Shareholders have breached any of their respective covenants under Section 5 of this Agreement, and Zedcor and/or the Zedcor Shareholders have not cured such breach prior to the earlier of (i) the Closing, (ii) thirty (30) days after IMSI has given Zedcor written notice of its intention to terminate this Agreement pursuant to this subsection or (iii) the Termination Date.

                        10.1.5 Zedcor and the Zedcor Shareholders may terminate this Agreement at any time prior to or at the Closing if any of the representations and warranties of IMSI in Section 4 of this Agreement were incorrect, untrue or false in any material respect as of the Agreement Date or are incorrect, untrue or false in any material respect as of the proposed Closing Date or IMSI has breached any of its covenants under Section 6 of this Agreement, and IMSI has not cured such breach prior to the earlier of (i) the Closing, (ii) thirty (30) days after Zedcor and the Zedcor Shareholders have given IMSI written notice of their intention to terminate this Agreement pursuant to this subsection or (iii) the Termination Date.

                        10.1.6 The Board of Directors for IMSI must approve this Agreement in writing before it shall become binding on IMSI.

                        Any termination of this Agreement under this Section 10 will be effective by the delivery of notice of the terminating party to the other party hereto.

                10.2 No Liability for Proper Termination. Except as expressly provided in Section 10.1.6, any termination of this Agreement in accordance with this Section 10 will be without further obligation or liability upon any party in favor of the other party hereto or to its stockholders, directors or officers, other than the obligations provided in the Confidentiality Agreement; provided, however, that nothing herein will limit the obligation of Zedcor, the Zedcor Shareholders and IMSI for any willful breach hereof or failure to use their best efforts to cause the Exchange to be consummated, as set forth in Sections 5.9 and 6.3 hereof, respectively. In the event of the termination of this Agreement pursuant to this Section 10, this Agreement shall thereafter become void and have no effect and each party shall be responsible for its own expenses incurred in connection herewith.

        11. SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES, CONTINUING COVENANTS

                11.1 Survival of Representations. All representations, warranties and covenants of Zedcor and the Zedcor Shareholders contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of IMSI, until the earlier of (i) the termination of this Agreement or (ii) thirty six (36) months after the Closing Date; provided, however, that those representations and warranties respecting matters addressed by the first audited financial statements of the combined corporation, together with a report thereon from IMSI's independent auditors, shall not expire later than upon the date on which such financial statements are first released to the public.

                11.2 Agreement to Indemnify. The Majority Zedcor Shareholders agree to jointly and severally indemnify and hold harmless IMSI and its officers, directors, agents, shareholders and employees, and each person, if any, who controls or may control IMSI within the meaning of the 1933 Act or the 1934 Act (each hereinafter referred to individually as an "INDEMNIFIED PERSON" and collectively as "INDEMNIFIED PERSONS") from and against any and all claims, demands, suits, actions, causes of actions, losses, costs, damages, liabilities and expenses including, without limitation, reasonable attorneys' fees, other professionals' and experts' reasonable fees and court or arbitration costs (hereinafter collectively referred to as "DAMAGES") promptly as incurred and arising out of any inaccuracy, misrepresentation, breach of, or default in, any of the representations, warranties or covenants given or made by Zedcor and/or the Majority Zedcor Shareholders in this Agreement or in the Zedcor Disclosure Letter or in any certificate delivered by or on behalf of Zedcor pursuant hereto (if such inaccuracy, misrepresentation, breach or default existed at the Closing
Date). Neither party shall settle any such claim or suit for which the Majority Zedcor Shareholders are obligated to indemnify IMSI under this section without the prior written consent of the other, which consent shall not be unreasonably withheld. Any claim of indemnity made by an Indemnified Person under this
Section 11.2 must be asserted in writing and delivered to the Representative.

                (a) With respect to any portion of a claim or suit under this
                Section 11 that requires IMSI to recall, remaster, or rereplicate any hard media IMSI software product that includes Zedcor visual content, Zedcor shall not be responsible for IMSI's actual cost of such recall, remastering, or rereplication. Nothing herein shall limit Zedcor's indemnification responsibility for Damages except as specifically stated above.

                (b) In no event shall Zedcor's indemnification liability exceed the Purchase Price Balance or Hold Back Funds, plus fifty percent (50%) of any amounts already paid by IMSI in satisfaction of the purchase price.

                (c) In the event that any particular piece of visual content that is alleged to violate the intellectual property rights of any third party, was properly licensed by both IMSI and Zedcor at the Closing, Zedcor shall not be responsible for indemnification under this section for said duplicative image. Nothing herein shall limit Zedcor's indemnification responsibility for Damages except as specifically stated above.

                11.3 Set Off. Notwithstanding anything herein to the contrary, in seeking indemnification for Damages under Section 11.2, the Indemnified Persons shall have the ability to set off (the "SET OFF") the Damages from the Purchase Price Balance and/or the Hold Back Funds.

                11.4 Notice. Promptly after IMSI becomes aware of the existence of any potential claim by an Indemnified Person for indemnity from the Zedcor Shareholders under Section 11.2, IMSI will notify the Zedcor Representative of such potential claim and will, to the extent that it can reasonably do so without impairing its ability to adequately defend and respond to any such claim, permit the Zedcor Representative to assist IMSI in the defense of such claim and will cooperate with the Zedcor Representative in obtaining copies of any records or other information which is relevant to the defense of such claim. Failure of IMSI to give such notice shall not affect any rights or remedies of an Indemnified Party hereunder with respect to indemnification for Damages except to the extent the Zedcor Shareholders are materially prejudiced thereby. Prior to the settlement of any claim for which IMSI seeks indemnity from a Zedcor Shareholder, IMSI will provide the Zedcor Shareholders with the terms of the proposed settlement and a reasonable opportunity to comment on such terms in accordance with the Escrow Agreement. Nothing in this Section is intended to preclude the Representative of the Zedcor Shareholders from reasonably contesting a claim for indemnification hereunder.

                11.5 Title Indemnity. In addition to, and separate from, the foregoing agreement to indemnify set forth in Section 11.2, each Zedcor Shareholder agrees, jointly and severally, to defend and indemnify IMSI and each other Indemnified Person from and against any and all claims, demands, suits, actions, causes of actions, losses, costs, damages, liabilities and expenses including, without limitation, reasonable attorneys' fees, other professionals' and experts' reasonable fees and court or arbitration costs incurred and arising out of any failure of such Zedcor Shareholder to have good, valid and marketable title to any issued and outstanding shares of Zedcor Stock held (or asserted to have been held) by such Zedcor Shareholder, free and clear of all liens, claims and encumbrances, or to have the full right, capacity and authority to enter into this Agreement and consummate the Exchange and any other transactions contemplated by this Agreement, or any failure of Zedcor to have good, valid and marketable title to all of the outstanding shares of each of the Zedcor Subsidiaries and any failure of the Zedcor Shareholders collectively to own, of record and beneficially, 100% of the outstanding shares of Zedcor. A Zedcor shareholder's liability under the indemnification provided for in this Section
11.5 shall be in addition to any liability of such Zedcor shareholder under
Section 11.2 and shall not be subject to the limitations on such shareholder's liability set forth in Section 11.3 and shall not be limited to the Hold Back Funds.

        12. MISCELLANEOUS

                12.1 Governing Law. The internal laws of the State of California, U.S.A. (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

                12.2 Assignment; Binding Upon Successors and Assigns. Neither party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto, except that IMSI may assign its respective rights and/or obligations to any wholly-owned subsidiary of IMSI or the surviving company in any merger or acquisition. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                12.3 Severability. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

                12.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of both parties reflected hereon as signatories.

                12.5 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other.

                12.6 Amendment and Waivers. IMSI and the Zedcor Shareholders (or their successors in interest) may amend any term or provision of this Agreement prior to the Closing by the written consent of IMSI, Zedcor and the Majority Zedcor Shareholders, and, after the Closing. The observance of any term, condition or provision of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby or for whose benefit such condition was provided. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. In addition, at any time prior to the Closing, each of the Zedcor Shareholders and each of Zedcor and IMSI (by action taken by its respective Board of Directors) may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other; (ii) waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions for its benefit contained herein. No such waiver or extension shall be effective unless signed in writing by the party against whom such waiver or extension is asserted. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions or any other provisions.

                12.7 Expenses. Each party will bear its respective expenses and legal fees incurred with respect to this Agreement, and the transactions contemplated hereby.

                12.8 Attorneys' Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

                12.9 Notices. All notices and other communications required or permitted under this Agreement will be in writing and will be either hand delivered in person, sent by telecopier, sent by certified or registered first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications will be effective upon receipt if hand delivered or sent by telecopier, five (5) days after mailing if sent by mail, and one (l) day after dispatch if sent by express courier, to the following addresses, or to such other addresses or fax number as any party may notify the other parties in accordance with this Section:

                      (i)  If to IMSI:

                               IMSI
                               1895 East Francisco Blvd.
                               San Rafael, CA 94901
                               ATTN: Legal Department

                      with a copy to:

                               Fenwick & West LLP
                               Two Palo Alto Square, Suite 800
                               Palo Alto, CA  94306
                               Attention:  Kevin Kelso, Esq.
                               Fax Number:  (415) 494-1417

                      (ii)  If to Zedcor:
                               Michael Gariepy
                               3420 North Dodge Blvd. Suite Z
                               Tucson, AZ 85716

                      with a copy to:
                                     Steven L. Bosse'
                               Gabroy, Rollman & Bosse', P.C.
                               3507 N. Campbell Ave., Suite 111
                               Tucson, AZ  85718


                12.10 Construction of Agreement. The respective parties have negotiated this Agreement hereto and their attorneys and the language hereof will not be construed for or against either party. A reference to a Section or an exhibit will mean a Section in, or exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement which will be considered as a whole.

                12.11 No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other party and their status is, and at all times will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section.

                12.12 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

                12.13 Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, partner, employee, agent, consultant or any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

                12.14 Public Announcement. Upon execution of this Agreement, IMSI and Zedcor will issue a press release approved by such parties announcing the Exchange. Thereafter, IMSI may issue such press releases, and make such other disclosures regarding the Exchange, as it determines are required under applicable securities laws or regulatory rules, but shall first, when practicable, consult with Zedcor and provide Zedcor with an opportunity to comment on any such press release. Prior to the publication of the press release issued upon execution of this Agreement (unless this Agreement has been terminated), no party hereto shall make any public announcement relating to this Agreement or the transactions contemplated hereby and Zedcor shall use its best efforts to prevent any trading in IMSI Common Stock by officers, directors, shareholders, employees, agents and consultants of Zedcor and/or of any Zedcor Subsidiaries.

                12.15 Confidentiality. Zedcor and IMSI each confirm that they have entered into the Confidentiality Agreement and that they are each bound by, and will abide by, the provisions of such Confidentiality Agreement (except that IMSI will cease to be bound by the Confidentiality Agreement after the Exchange becomes effective). If this Agreement is terminated, all copies of documents containing confidential information of a disclosing party shall be returned by the receiving party to the disclosing party or be destroyed, as provided in the Confidentiality Agreement.

                12.16 Entire Agreement. This Agreement and the exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the Confidentiality Agreement. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

                12.17 U.S. Dollars. Unless otherwise expressly provided herein, all references to amounts of money or dollars herein refer to United States dollars.









                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


INTERNATIONAL MICROCOMPUTER                 ZEDCOR, INC.
SOFTWARE INC.


By:_______________________________          By:_________________________________
Its: President                              Its:President

                                            ZEDCOR SHAREHOLDERS

                                            By:_________________________________
                                            Name:_______________________________
                                            Title:______________________________

                                            By:_________________________________
                                            Name:_______________________________
                                            Title:______________________________

                                            By:_________________________________
                                            Name:_______________________________
                                            Title:______________________________

                                            By:_________________________________
                                            Name:_______________________________
                                            Title:______________________________

                                    EXHIBITS


Exhibit A             -             Draft of Dover License Agreement

Exhibit B             -             Note

Exhibit C             -             Security Agreement

Exhibit 2             -             Zedcor Shareholder Names and Beneficial Ownership

Exhibit 2.6(a)        -             Zedcor Investment Representation Letter

Exhibit 3.4           -             List of Zedcor Subsidiaries

Exhibit 3.8           -             Unaudited Zedcor Financials

Exhibit 3.9           -             Balance Sheet

Exhibit 3.11          -             Material Zedcor Agreements

Exhibit 3.13          -             Zedcor Intellectual Property Rights

Exhibit 3.16.1        -             Zedcor Employee Information

Exhibit 3.20          -             Zedcor Insurance Policies

Exhibit 3.24          -             Commercial Real Property Lease

Exhibit 9.5           -             Opinion of Zedcor's Counsel

Exhibit 9.9(b)        -             Non-Competition Agreement(s)

Exhibit 9.10          -             Offer Letter(s)






                     [SIGNATURE PAGE TO EXCHANGE AGREEMENT]



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